Exhibit 10.48
SEMTECH CORPORATION
CHIEF EXECUTIVE OFFICER BONUS PLAN
ARTICLE I
PURPOSE OF THE PLAN
This Plan is established to provide a further incentive to the Chief Executive Officer (the “CEO”) of Semtech Corporation (the “Company”) to promote the success of the Company by providing an opportunity to receive additional compensation for beyond normal expected performance measured against corporate goals. The Plan is intended to achieve the following:

1.	Stimulate the CEO to work to meet objectives consistent with enhancing the Company’s shareholder value.

2.	Facilitate the Company’s ability to attract, retain, and motivate the CEO.

3.	Help ensure that the CEO is held accountable, and appropriately rewarded, for both organizational and individual performance.
ARTICLE II
DEFINITIONS

1.
ANNUAL SALARY — The regular annualized rate of base salary of the CEO at the time of calculation of the incentive award payment, but excluding any incentive compensation, commissions, over-time payments, option exercise income, the value of restricted stock vesting, retroactive payments not affecting the base salary or applicable to the current year, and any other payments of compensation of any kind.

2.	BOARD — The Board of Directors of the Company.

3.	APPROVED BUSINESS PLAN — The Company’s Annual Business Plan.

4.	COMMITTEE — The Compensation Committee of the Board of Directors as from time to time appointed or constituted by the Board of Directors.

5.	COMPANY — Semtech Corporation and those subsidiaries of which it owns directly or indirectly 50% or more of the voting stock or other equity interests.

6.
OPERATING INCOME – Operating income of the Company for the fiscal year as calculated under GAAP, with such adjustments (i) to take into account or disregard any items or events that the Committee determines in its discretion to be non-recurring or extraordinary and (ii) as the Committee determines to be necessary to best reflect the operating income from ordinary business operations.

7.	PLAN — This Semtech Corporation CEO Bonus Plan.

8.	PLAN YEAR — The Company’s fiscal year which ends on the last Sunday of January of each year.
ARTICLE III
ELIGIBILITY FOR PARTICIPATION
The Company’s Chief Executive Officer is the only person eligible to participate in this Plan.

ARTICLE IV
INCENTIVE COMPENSATION PAYMENTS

1.
CALCULATION AND AUTHORIZATION OF AWARDS — Any incentive compensation award (an “Award”) under the Plan shall be calculated, under the supervision of the Chief Financial Officer, in accordance with the formula and procedures set forth in Exhibit A hereto and will be recommended to the Committee for its consideration. No Award is payable for any Plan Year unless and until the Committee authorizes the Award.

2.	INCENTIVE COMPENSATION FACTORS – Awards under this Plan shall be based on the Company Performance Factors and the Individual Performance Factors that are set forth in the attached Exhibit A.

3.	The Committee may change the method for calculating Plan payments at any time prior to the end of a Plan Year.

4.	METHOD AND TIME OF PAYMENT

A.
Awards authorized with respect to each Plan Year shall be paid to the CEO in cash following the close of the Plan Year and within two and one-half months after the close of the Plan Year. Awards generally shall be made only to the CEO if he/she is in the employ of the Company on the date of payment or to the estate of or beneficiaries designated by a CEO if the CEO has died at the time of the scheduled payment of any award.

B.
In addition, in its sole discretion the Committee may authorize an award to the CEO if the CEO terminates employment after the close of the Plan Year but before awards are paid or a pro-rated award to the CEO if the CEO terminates employment during a Plan Year.

C.	All Incentive compensation payments shall be made in cash and paid net of any taxes or other amounts required to be withheld.

5.
CLAW-BACK RELATING TO FINANCIAL RESTATEMENT – Each Award to the CEO pursuant to the Plan shall be subject to the right of the Company to recover the payment (and reasonable interest thereon) in the event that the Committee determines in good faith that any fraud or misconduct by the CEO has caused or partially caused the need for a material restatement of the Company’s financial statements for the Plan Year to which the Plan payment relates. The Committee’s decision regarding whether the CEO has forfeited awards is final and binding in the absence of demonstrable fraud or bad faith on the part of the Committee in making such a decision.

6.	RIGHTS OF PARTICIPANTS

A.
All Awards are subject to the discretion of the Committee. The CEO shall have no right to require the Committee to authorize Award under the Plan. Even though the CEO’s performance may be assessed periodically during the Plan Year and/or the progress of Operating Income, Revenue performance or performance relative to peers may be tracked, all Awards are subject to calculation as set forth in Exhibit A and the discretion of the Committee. The mere existence of periodic assessments or tracking does not give the CEO any basis for claiming any incentive compensation under this Plan on a pro rata basis during the Plan Year or otherwise.

B.
Payments properly made under the Plan and distributed to the CEO shall not be recoverable from the CEO by the Company, except as specifically provided under Section 5 of this Article V or as otherwise required by applicable law.

C.	Nothing in this Plan gives the CEO the right to remain in the employ of the Company. Except to the extent explicitly provided otherwise in a then effective writing executed by the CEO and the
Company, the CEO is an at will employee whose employment may be terminated without liability at any time for any reason.
ARTICLE V
ADMINISTRATION
The Plan shall be administered under the direction of the Committee. The Committee shall have the right to construe the Plan, to interpret any provision of the Plan, to make rules and regulations relating to the Plan, and to determine any factual question arising in connection with the Plan’s operation after such investigation or hearing as the Committee may deem appropriate. Any decision made by the Committee under the provisions of this Article shall be conclusive and binding on all parties concerned. The Committee may delegate to the officers or employees of the Company the authority to execute and deliver those instruments and documents, to do all acts and things, and to take all other steps deemed necessary, advisable or convenient for the effective administration of this Plan in accordance with its terms and purpose.
ARTICLE VI
AMENDMENT OR TERMINATION OF PLAN
The Board or the Committee shall have the unilateral right to terminate or amend this Plan at any time.
ARTICLE VII
EFFECTIVE DATE
This Plan shall be effective beginning with the Company’s 2014 fiscal year.

EXHIBIT A
CALCULATION OF CASH BONUS INCENTIVE PROGRAM PAYMENTS

A.	AWARD FORMULA

1.
It is expected that the business objectives established for this Plan will be accomplished in accordance with the Company’s Core Values and Code of Conduct. The CEO’s commitment and adherence to the Company’s values and ethical standards will be considered in determining awards under this Plan.

2.
The CEO’s “Target Award” for a Plan Year is determined by multiplying the Annual Salary by the applicable “Target Level” (as determined pursuant to Section B below). The actual amount of an Award payable with respect to a Plan Year shall be as determined in Section A.3 below. However, anything in the Plan to the contrary notwithstanding, in no event shall any Award exceed 200% of the Annual Salary for any given Plan Year.

3.
Subject to any discretionary adjustments made pursuant to the Plan and to any limitations contained in the Plan and this Exhibit A, the actual Award amount payable to the CEO for any Plan Year pursuant to the terms of this Plan shall be calculated by multiplying the CEO’s Target Award by the sum of

a.
35% of the Operating Income Performance Factor determined in accordance with Section C and the table in the Operating Income Appendix adopted by the Committee for the applicable Plan Year (with pro rata adjustments being made for whole percentage increments between the levels stated in the table);

b.	25% of the Revenue Performance Factor determined in accordance with Section D below;

c.	20% of the Performance Relative to Peers Factor determined in accordance with Section E below; and

d.	20% of the Individual Performance Factor as defined in Section F below.

4.	In the event the Target Level changes during the Plan Year, the Award recommended to the Committee will be based on the Target Level in effect when the calculation is made.

B.	TARGET LEVEL
The Target Level shall be set by the Committee at its first regularly scheduled quarterly meeting for the Fiscal Year, subject to change during the Plan Year at the Committee’s discretion. The CEO’s Target Level for a Plan Year is set forth in the Target Level Appendix established by the Committee for that Plan Year.

C.	OPERATING INCOME
After the end of the Plan Year, the Operating Income for the Plan Year, as determined by the Committee, shall be compared against the fiscal year plan targets, and used to determine the Operating Income Performance Factor level to be used pursuant to the table set forth in the Operating Income Appendix established for that Plan Year. Pro rata adjustments will be made for whole percentage increments between the levels stated in the table.

D.	REVENUE PERFORMANCE FACTOR
The Revenue Performance Factor for the Plan Year shall be calculated as follows:

Revenue Performance Factor = 100% X (Net Revenue – Prior FY Net Revenue) / (ABP Net Revenue – Prior FY Net Revenue)
For purposes of the above equation, the following definitions apply:
“Net Revenue” means the Company’s Net Revenue for the applicable Plan Year, as determined by the Committee;

“Prior FY Net Revenue” means the Company’s Net Revenue for the fiscal year prior to the applicable Plan Year, as determined by the Committee; and
“ABP Net Revenue” means the Company’s projected Net Revenue for the applicable Plan Year as set forth in the Approved Business Plan for the applicable Plan Year.
However, the Revenue Performance Factor shall be subject to a maximum of 200%.

E.	PERFORMANCE RELATIVE TO PEERS FACTOR
The Performance Relative to Peers Factor will be based on the Company’s Revenue Growth and Earnings Per Share Growth, each performance measure is calculated as a percentage growth ,each as determined by the Committee, relative to that of a pre-determined list of peer companies (the “Peer Group”), to be specified at the beginning of each Plan Year, and set forth in the Peer Group Appendix for the applicable Plan Year provided however, that the Committee shall not consider the performance of Peer Group members with negative earnings, even if they have positive Earnings Per Share.
The Performance Relative to Peers Factor will be determined according to the table provided in the Peer Group Appendix.

F.	INDIVIDUAL PERFORMANCE FACTOR
After the end of each fiscal year, the CEO’s performance will be assessed by the Board (or the Committee to the extent the Board delegates such responsibility to the Committee), based on such factors as the Board (or Committee) may determine to be appropriate (which may include, without limitation, leadership and contribution to the Company). The performance assessment will be considered by the Committee in determining the Individual Performance Factor, which shall be subject to a maximum of 200%.

SEMTECH CORPORATION
CEO BONUS PLAN
APPENDICES

A.	OPERATING INCOME APPENDIX FOR FISCAL YEAR 2014
Adopted by the Compensation Committee on February 26, 2013

FY 2014 Plan Achievement	Operating Income Performance Factor
85%	50%
95%	70%
100%	100%
120%	140%
130%	150%
150% or above	200%
For purposes of this Appendix, Operating Income for each fiscal year is as determined by the Committee in accordance with Exhibit A of the Plan.

B.	TARGET LEVEL APPENDIX
For Fiscal Year 2014, the CEO’s Target Level is 125% of the CEO’s annual base salary.

C.	PEER GROUP APPENDIX FOR FISCAL YEAR 2014
The Peer Group for Fiscal Year 2014 shall be the following companies:
Monolithic Power Systems. (MPWR)
Linear Technology Corp. (LLTC)
Intersil Corp. (ISIL)
Maxim Integrated Products Inc. (MXIM)
Ixys Corp (IXYS)
Microsemi Corp. (MSCC)
Fairchild. ( FCS )
On Semiconductor. ( ONNN)
Texas Instruments. (TXN)
Integrated Device Technology ( IDTI)

The Performance Relative to Peers Factor for Fiscal Year 2014 will be determined according to the following table:

Company Revenue Growth Ranking, Relative to Peer Group	Company Earnings Per Share Growth Ranking, Relative to Peer Group	Performance Relative to Peers Factor
Below 50th percentile	Below 50th percentile	0%

Below 50th percentile	At or above 50th percentile	50%

At or above 50th percentile	Below 50th percentile	50%

At or above 50th percentile, but less than 75th percentile	At or above 50th percentile, but less than 75th percentile	100%

At or above 75th percentile	At or above 50th percentile, but less than 75th percentile	150%

At or above 50th percentile, but less than 75th percentile	At or above 75th percentile	150%

At or above 75th percentile	At or above 75th percentile	200%